Exhibit 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and between

TELSTRA HOLDINGS PTY LIMITED

and

YUN CHEN CAPITAL CAYMAN

Dated as of February 22, 2017

ARTICLE V

INDEMNIFICATION

5.1	Survival	11
5.2	Indemnification by the Seller	11
5.3	Indemnification by the Purchaser	12
5.4	Third-Party Claim Indemnification Procedures	14
5.5	Consequential Damages	15
5.6	Adjustments to Losses	15
5.7	Payments	16
5.8	Characterization of Indemnification Payments	16
5.9	Mitigation	16
5.10	Exclusive Remedy	16

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1	Amendment; Waiver	17
6.2	Expenses	17
6.3	Counterparts	17
6.4	Governing Law and Venue; Specific Performance	17
6.5	Notices	18
6.6	Entire Agreement	19
6.7	Confidentiality	20
6.8	No Third-Party Beneficiaries	21
6.9	Definitions	21
6.10	Severability	21
6.11	Interpretation; Construction	22
6.12	Assignment	22
6.13	Fulfillment of Obligations	22

Annex A:	Definitions

Schedule 1:	Transferred Shares

Schedule 2:	Transaction Information

Exhibit A:	Form of Instrument of Transfer

Exhibit B:	Form of Cross Receipt

Exhibit C:	Form of Release Letter

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (including the annex, exhibits and schedules hereto, this “Agreement”), dated as of February 22, 2017, is made by and between Telstra Holdings Pty Limited, a company incorporated under the Laws (as defined in Section 1.3) of the Commonwealth of Australia (the “Seller”), and Yun Chen Capital Cayman, an exempted company incorporated under the Laws of the Cayman Islands (the “Purchaser”).  All of the signatories to this Agreement are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, as of the date hereof, the Seller owns 7,420,820 Class A ordinary shares, par value US$0.01 per share (the “Sale Shares”), of Autohome Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”), whose American depositary shares are listed on the New York Stock Exchange; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Sale Shares (the “Transaction”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING; CLOSING DELIVERABLES

1.1                               Purchase and Sale of the Sale Shares.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing (as defined in Section 1.3), the Seller agrees to sell, assign, convey, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from the Seller, the Sale Shares.

1.2                               Consideration.  The consideration payable by the Purchaser for the Sale Shares upon the Closing shall be the purchase price set forth opposite the Purchaser’s name in Schedule 1 (the “Purchase Price”), which is equal to the product of the number of Sale Shares to be purchased by the Purchaser multiplied by the price per Sale Share set forth in Schedule 1.

1.3                               Time and Place of the Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Sale Shares provided for in this Agreement (the “Closing”) shall take place at 5:30 p.m., Hong Kong time on the date hereof (the “Closing Date”), simultaneously with the execution and delivery of this Agreement, at the offices of Sullivan & Cromwell (Hong Kong) LLP, 28th Floor, Nine Queen’s Road Central, Hong Kong or at such other location, date or time as the Parties may mutually agree upon in writing.  As used in this Agreement: (i) “Business Day”, means a day (other than a Saturday or Sunday or public holiday) on which banks are open for general corporate business in each of

Beijing, People’s Republic of China; George Town, Cayman Islands; Hong Kong; Melbourne, Victoria, Australia; and New York, New York, United States of America and (ii) “Law”, and collectively referred to as “Law”, means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (as defined in Section 2.4(a)).

1.4                               Deliveries at the Closing.

(a)                                 By the Seller.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver (or cause to be delivered) to the Purchaser:

(i)                                     an instrument of transfer duly executed by the Seller in favor of the Purchaser, such instrument substantially in the form attached as Exhibit A to this Agreement (the “Instrument of Transfer”);

(ii)                                  a cross receipt duly executed by the Seller in favor of the Purchaser, such document substantially in the form attached as Exhibit B to this Agreement (the “Cross Receipt”);

(iii)                               a true and complete copy of the resignation notice given by the Seller’s one (1) nominee director of the Company (the “Outgoing Director”) to the registered office provider of the Company;

(iv)                              a release letter, substantially in the form attached as Exhibit C, duly executed by the Outgoing Director; and

(v)                                 resolutions of the board of directors of the Company, in the form provided by the Purchaser to the Seller prior to the date hereof and satisfactory to the Seller, which resolutions shall be duly executed by the Outgoing Director; provided, that the Seller shall have no obligation to ensure that such resolutions are executed by any Person (as defined in Section 2.1(b)) other than the Outgoing Director whether prior to the Closing Date or otherwise.

(b)                                 By the Purchaser.  Subject to the terms and conditions of this Agreement, on or prior to the date hereof, the Purchaser shall deliver (or cause to be delivered) to the Seller:

(i)                                     an amount in cash equal to the Purchase Price by wire transfer in immediately available funds to a bank account designated by the Seller, which bank account shall be in the name of, and under the control, of the Seller or Telstra Corporation Limited, prior to the date hereof, provided that such designation has been made at least four (4) Business Days prior to the Closing Date;

(ii)                                  the Instrument of Transfer duly executed by the Purchaser; and

(iii)                               the Cross Receipt duly executed by the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

2.1                               Ownership of the Sale Shares.

(a)                                 The Seller is the sole legal record owner of the Sale Shares.  The Seller has good title to the Sale Shares free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (“Lien”), other than any transfer restrictions imposed by federal and state securities Laws of the United States of America, and the Sale Shares are fully paid and non-assessable.  The Seller will transfer and deliver to the Purchaser at the Closing good title to the Sale Shares free and clear of any Lien, other than any Lien created by or resulting from the debts, liabilities or actions of the Purchaser, and the Sale Shares shall be fully paid and non-assessable.

(b)                                 There are no (i) preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights or commitments of any character (A) under which the Seller is or may become obligated to sell, or (B) which give any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity (a “Person”) a right to acquire, or in any way dispose of, any of the Sale Shares or any securities or obligations exercisable or exchangeable for, or convertible into, the Sale Shares, or (ii) “tag-along”, “drag-along” or similar rights with respect to the Sale Shares.  Except for this Agreement, the shareholders agreement, dated as of June 21, 2016, by and between the Seller and the Purchaser and the investors rights agreement, dated as of November 4, 2013, by and among the Company, the Seller and certain minority shareholders listed therein, the Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Sale Shares.

2.2                               Organization and Qualification.  The Seller is a legal entity duly organized and validly existing under the Laws of the Commonwealth of Australia.

2.3                               Authority; Approval.  The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.4                               Governmental Filings; No Violations; Certain Contracts.

(a)                                 No notices, reports, applications, forms, expert opinions or other filings or information (each, a “Filing” and collectively, “Filings”) are required to be made by the Seller or Telstra Corporation Limited with or to, nor are any consents, registrations, approvals, permits, clearances or authorizations (each, an “Authorization” and collectively, “Authorizations”)

required to be obtained by the Seller or Telstra Corporation Limited from, any governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity” and collectively, “Governmental Entities”) in Australia or, to the knowledge of the Seller, any other Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation and effectiveness of the Transaction, except a beneficial ownership report with the United States Securities and Exchange Commission (the “SEC”) and those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction; provided, however, that the Seller makes no representation or warranty with respect to (a) any Filing that may be required under the Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (State Administration of Taxation Bulletin [2015] No. 7) issued by the State Administration of Taxation of the People’s Republic of China dated February 3, 2015 (“Public Notice 7”) in connection with the Transaction, or (b) any other matter that may be mutually identified by the Parties.  As used in this Agreement, “knowledge of the Seller” when used in reference to the Seller means the actual knowledge of the Seller after due inquiry of the Seller’s nominee director on the board of directors of the Company.

(b)                                 The execution, delivery and performance of this Agreement by the Seller does not, and the consummation and effectiveness of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the certificates of incorporation and by-laws or comparable governing documents of the Seller or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any lien on any of the assets of the Seller pursuant to any contract binding upon the Seller or, assuming (solely with respect to performance of this Agreement and the consummation and effectiveness of the Transaction) compliance with the matters referred to in Section 2.4(a), under any Law to which the Seller is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

2.5                               Exempt Offering.  Assuming the truth and accuracy of the representations and warranties of the Purchaser in Section 3.4 and Section 3.5, the offer and sale of the Sale Shares under this Agreement are exempt from the registration requirements and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and from the registration or qualification requirements of any other applicable securities Laws and regulations.

2.6                               Brokers.  None of the Seller or its Affiliates (as defined in Section 3.1(b)(i)) have retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transaction.

2.7                               Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Seller’s knowledge, threatened against the Seller that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

2.8                               No Additional Representations.  The Seller acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

3.1                               Organization, Good Standing and Qualification.

(a)                                 The Purchaser is a legal entity duly incorporated and validly existing under the Laws of the Cayman Islands, and in good standing to the extent such concept exists under Cayman Islands Law.  The Purchaser is a wholly-owned subsidiary of Yun Sheng Capital Company Limited, and Yun Sheng Capital Company Limited is a controlled Affiliate of Ping An Insurance (Group) Company of China, Ltd.

(b)                                 Certain Definitions.  As used in this Agreement:

(i)                                     “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person;

(ii)                                  “control”, including the correlative terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise; and

(iii)                               “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

3.2                               Authority; Approval.  The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3                               Governmental Filings; No Violations; Certain Contracts.

(a)                                 No Filings are required to be made by the Purchaser, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates with or to, nor are any Authorizations required to be obtained by the Purchaser, Ping An Insurance (Group) Company of China, Ltd. or any of its controlled Affiliates from, any Governmental Entity in the People’s Republic of China (excluding the Macau Special Administrative Region and the island of Taiwan) (the “PRC”) or the United States of America or, to the knowledge of the Purchaser, any other Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation and effectiveness of the Transaction, except a beneficial ownership report with the SEC and those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction; provided, however, the Purchaser makes no representation or warranty with respect to (a) any Filing that may be required under Public Notice 7 in connection with this Transaction, or (b) any other matter that may be mutually identified by the Parties.  As used in this Agreement, “knowledge of the Purchaser” shall mean the actual knowledge of the Purchaser after due inquiry of the director(s) of the Purchaser, the Chairman of Ping An Trust Co., Ltd. and the Head of Legal of Ping An Private Equity.

(b)                                 The execution, delivery and performance of this Agreement by the Purchaser does not, and the consummation and effectiveness of the Transaction will not, constitute or result in (i) a breach or violation of, or a default under, the certificates of incorporation and by-laws or comparable governing documents of the Purchaser or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any lien on any of the assets of the Purchaser pursuant to any contract binding upon the Purchaser or, assuming (solely with respect to performance of this Agreement and the consummation and effectiveness of the Transaction) compliance with the matters referred to in Section 3.3(a), under any Law to which the Purchaser is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

3.4                               Purchase for Own Account; Economic Risk.  The Purchaser is purchasing the Sale Shares for investment solely for its own account and not with a view to the distribution thereof in violation of the Securities Act.  The Purchaser acknowledges that it can bear the economic risk of its investment in the Sale Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares.

3.5                               Private Placement; Non-U.S. Person.  The Purchaser understands that (a) the Sale Shares have not been registered under the Securities Act or any state securities Laws,

by reason of their transfer by the Seller in a transaction exempt from the registration requirements thereof, and (b) the Sale Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or the securities Laws of any applicable jurisdiction or is exempt from registration thereunder.  The Purchaser represents that it is not a “U.S. person” and is located outside of the “United States”, as such terms are defined in Rule 902 of Regulation S under the Securities Act.

3.6                               Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement and the consummation and effectiveness of the Transaction.

3.7                               Broker.  Neither the Purchaser nor its Affiliates have retained any broker or finder or agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the Transaction.

3.8                               No Additional Representations.  The Purchaser acknowledges that the Seller makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

ARTICLE IV

COVENANTS

4.1                               Publicity.  Except as may be required by applicable Law or the regulations or policies of any securities exchange or other similar regulatory body, any press releases by the Parties announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Parties (with such agreement not to be unreasonably withheld).  Thereafter, for a period of twelve (12) months after the Closing, the Parties shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with Purchaser or analysts with respect to this Agreement or the Transaction, and shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation, unless (a) such disclosure is necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the applicable Party shall give the other Party notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law, shall limit such disclosure to the information external counsel advises is required to comply with such Law, regulations or policies, and, if reasonably practicable, shall consult with the other Party regarding such disclosure and give good-faith consideration to any suggested changes to such disclosure from the other Party) or (b) such disclosure is limited to the information in Schedule 2.

4.2                               Cooperation.

(a)                                 Until December 31, 2017, the Purchaser shall procure that the Company and its Subsidiaries provide (i) an unaudited balance sheet of the Company as at the date of the Closing, or as at a date that is as close to the Closing Date as practical; and (ii) the Company’s cash balance as at the date of the Closing (or a confirmation that the cash balance has not changed significantly from the unaudited balance sheet requested under Section 4.2(a)(i)) (collectively, “Books and Records”) as the Seller reasonably requests for the purposes of the (i) preparation by the Seller or Telstra Corporation Limited and auditing by external auditors of the financial statements of the Seller or Telstra Corporation Limited for any periods that include the Closing Date and as of any dates that fall on or prior to the Closing Date, (ii) preparation of any Tax Return by, or in connection with an audit by any Tax Authority involving, the Seller or Telstra Corporation Limited,  and (iii) preparation of any regulatory filings by, or compliance with financial reporting obligations of, the Seller or Telstra Corporation Limited; provided, that the Seller shall maintain the information in the Books and Records in confidence unless otherwise required by applicable Laws.  The Seller shall provide a written statement stating the legal, accounting or regulatory basis for any request pursuant to this Section 4.2(a).

(b)                                 The Seller shall be responsible for reasonable costs incurred by the Purchaser, the Company and its Subsidiaries in connection with the Purchaser performing its obligations under Section 4.2(a).

(c)                                  Certain Definitions.  As used in this Agreement:

(i)                                     “Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;

(ii)                                  “Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment or objection thereof that are required or desirable to be prepared in order to comply with applicable Laws; and

(iii)                               “Taxes” means any form of taxation and any levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty or interest) imposed, collected or assessed by, or payable to, a Tax Authority (including, without limitation, income tax, fringe benefits tax, withholding tax, capital gains tax, goods and services tax or value-added tax, customs or import or export duties, excise duties, or stamp duty, notarization fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes).

ARTICLE V

INDEMNIFICATION

5.1                               Survival.  The representations and warranties contained in Section 2.1 through Section 2.4 and Section 3.1 through Section 3.3 (each, a “Fundamental Representation”), as well as those contained in Section 2.5 through Section 2.8 and Section 3.4 through Section 3.8 (each, a “Non-Fundamental Representation”), and all claims with respect thereto, shall terminate upon the expiration of twenty-four (24) months after the Closing Date, it being understood that in the event that notice of any claim for indemnification under this Article V has been given pursuant to Section 5.4 in good faith within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved, solely for purposes of the resolution of the matter covered by such notice.  Any claim for a breach of a representation or warranty must be delivered prior to the expiration of the survival term set forth in this Section 5.1.  It is the intention of the Parties that the survival period and termination date set forth in this Section 5.1 supersede a statute of limitation applicable to such representations and warranties or claim with respect thereof.

5.2                               Indemnification by the Seller.

(a)                                 From and after the Closing and subject to the provisions of this Section 5.2, the Seller shall indemnify and hold harmless the Purchaser, its Affiliates and each of their respective officers, directors, employees, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, diminution in value, and costs and expenses (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties, in each case net of any actual benefit, in respect of Third-Party Claims, claims between the Parties, or otherwise, directly or indirectly, arising out of or relating to:

(i)                                     the breach of any representation or warranty made by the Seller in this Agreement; and

(ii)                                  the breach of any covenant or agreement made by the Seller in this Agreement;

provided, however, that the Seller shall not be liable under this Section 5.2(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement if an Purchaser Indemnified Party had knowledge of such inaccuracy or breach prior to the Closing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     the indemnification provided in Section 5.2(a) shall be the sole and exclusive post-Closing remedy available to Purchaser Indemnified Parties,

as against the Seller for any Losses arising out of or in connection with any breach or alleged breach of this Agreement, and shall be subject to the following limitations:

(A)                               the aggregate amount of indemnifiable Losses arising out of or resulting from the breach of any Fundamental Representation made by the Seller that may be recovered from the Seller shall not exceed the Purchase Price (the “Fundamental Representation Indemnification Cap”);

(B)                               the aggregate amount of indemnifiable Losses arising out of or resulting from the breach of any Non-Fundamental Representation made by the Seller in this Agreement shall not exceed US$43,486,005.20 (the “General Representation Indemnification Cap”);

(C)                               the aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 5.2(a)(ii) that may be recovered from the Seller shall not exceed US$54,357,506.50 (the “Covenant Indemnification Cap”); and

(D)                               the aggregate amount of indemnifiable Losses arising out of or resulting from fraud, criminal activity, intentional misrepresentation or intentional breach by the Seller shall not exceed the Purchase Price (the “Fraud Cap”); and

(ii)                                  no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 5.2(a) shall be payable until such time as all such indemnifiable Losses made or paid under Section 5.2(a) shall aggregate to more than US$1,087,150.13 (the “Basket Amount”), after which time the Seller shall, subject to clause (i) above, be liable for all indemnifiable Losses above the Basket Amount.

5.3                               Indemnification by the Purchaser.

(a)                                 From and after the Closing and subject to the provisions of this Section 5.3, the Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, successors and permitted assigns, each in their capacity as such (collectively, the “Seller Indemnified Parties”, and each of the Purchaser Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, in each case net of any actual benefit, in respect of Third-Party Claims, claims between the Parties, or otherwise, directly or indirectly, arising out of or relating to:

(i)                                     the breach of any representation or warranty made by the Purchaser in this Agreement; and

(ii)                                  the breach of any covenant or agreement made by the Purchaser in this Agreement;

provided, however, that the Purchaser shall not be liable under this Section 5.3(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement if a Seller Indemnified Party had knowledge of such inaccuracy or breach prior to the Closing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     the indemnification provided in Section 5.3(a) shall be the sole and exclusive post-Closing remedy available to the Seller Indemnified Parties, as against the Purchaser for any Losses arising out of or in connection with any breach or alleged breach of this Agreement, and shall be subject to the following limitations:

(A)                               the aggregate amount of indemnifiable Losses arising out of or resulting from the breach of any Fundamental Representation made by the Purchaser that may be recovered from the Purchaser shall not exceed the Fundamental Representation Indemnification Cap;

(B)                               the aggregate amount of indemnifiable Losses arising out of or resulting from the breach of any Non-Fundamental Representation made by the Purchaser in this Agreement shall not exceed the General Representation Indemnification Cap;

(C)                               the aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 5.3(a)(ii) that may be recovered from the Purchaser shall not exceed the Covenant Indemnification Cap; and

(D)                               the aggregate amount of indemnifiable Losses arising out of or resulting from fraud, criminal activity, intentional misrepresentation or intentional breach by the Purchaser shall not exceed the Fraud Cap; and

(ii)                                  no indemnification payment by the Purchaser with respect to any indemnifiable Losses otherwise payable under Section 5.3(a) shall be payable until such time as all such indemnifiable Losses made or paid under Section 5.3(a) shall aggregate to more than the Basket Amount, after which time the Purchaser shall, subject to clause (i) above, be liable for all indemnifiable Losses above the Basket Amount.

5.4                               Third-Party Claim Indemnification Procedures.

(a)                                 In the event that any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is threatened or asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third-Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an adverse effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter or by a Governmental Entity) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.

(b)                                 In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense.  Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in Section 5.4(c), in which case the Indemnifying Party shall be liable for the reasonable fees and expenses of one separate counsel (in addition to any necessary local counsel) to the extent such Third-Party Claim is subject to indemnification or reimbursement under Section 5.2 or Section 5.3.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party, the Company or any of their Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party, the Company or any of their Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party, the Company or any of their Affiliates or (iv) except to the extent within the Basket Amount, any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c)                                  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense.

(d)                                 The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees, it being understood that the costs and expenses of the Indemnified Party relating thereto shall be considered Losses.  The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third-Party Claim.

(e)                                  The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)                                   Each of the Parties hereby consents to the non-exclusive jurisdiction of any court in which a Third-Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third-Party Claim or the matters alleged therein.

5.5                               Consequential Damages.  Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article V for any consequential, special, exemplary, incidental or indirect damages, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

5.6                               Adjustments to Losses.

(a)                                 Insurance.  In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the Third-Party Claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds (including any increased premiums resulting therefrom), shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss.  The Indemnified Party shall use reasonable efforts to seek to recover insurance or other proceeds from such third parties.  In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article V, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided, that until the Indemnified Party recovers full payment of the Loss related to any such direct claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)                                 Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article V, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss and any reasonable costs, expenses or premiums incurred in connection with securing or obtaining such recovery from a third party (including any increased premiums resulting therefrom).

5.7                               Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article V, in immediately available funds, to an account specified by the Indemnified Party following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed supporting documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than three (3) Business Days following any Final Determination (as defined herein) of such Loss and the Indemnifying Party’s liability therefor.  A “Final Determination” shall exist when (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

5.8                               Characterization of Indemnification Payments.  All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 5.2 or Section 5.3 hereof shall be treated as adjustments to the consideration paid pursuant to the Transaction.

5.9                               Mitigation.  Each Indemnified Party shall use its reasonable efforts to mitigate any indemnifiable Loss.  In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.  The Indemnified Parties shall act in good faith and a reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder to the extent required by applicable Law.

5.10                        Exclusive Remedy.  From and after the Closing, the monetary remedies set forth in this Article V and the specific performance remedy referenced in Section 6.4(d) shall provide the sole and exclusive remedies arising out of or in connection with any breach or alleged breach of any representation, warranty or covenant made herein.  From and after the Closing, the Parties acknowledge and agree that the remedies available in this Article V supersede any other remedies available at Law or in equity including rights of rescission and claims arising under applicable Law under the particular circumstances described in this Article V.  From and after the Closing, the Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Article V as being available under the particular circumstances described in this Article V.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1                               Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Subject to Section 5.10, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise specifically provided in Article V hereof.

6.2                               Expenses.  Each Party shall bear its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its respective directors, officers, employees, shareholders, partners, members, accountants, agents, counsel and other representatives (“Representatives”).

6.3                               Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.4                               Governing Law and Venue; Specific Performance.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b)                                 Subject to Section 6.4(c), any disputes, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) and resolved in accordance with the arbitration rules of the HKIAC (the “Arbitration Rules”) in force at the relevant time, except as such rules are modified or displaced by any of the provisions of this Agreement.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”).  The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one

Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal.  In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree to the joint nomination of an Arbitrator or the third Arbitrator, as applicable, within the time limits specified by the Arbitration Rules, such Arbitrator shall be appointed promptly by the HKIAC.  The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.  The award of the arbitration tribunal shall be final and binding upon the disputing parties and, in the case of any award of monetary damages, shall be denominated in U.S. dollars.  Any Party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                                  Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.4, any Party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.  For the avoidance of doubt, this Section 6.4(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.4(d) in any way.

(d)                                 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction, this being in addition to any other remedy to which such Party is entitled at law or in equity.

6.5                               Notices.  Any notice, request, instruction or other document to be given hereunder by any Party to any other Party or Parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

If to the Purchaser:

Yun Chen Capital Cayman,
PingAn Finance Building,
No. 1333 Lujiazui Loop,
Pudong District, Shanghai 200120,
People’s Republic of China.
Attention:  赵毅明 (直接投资部)
fax:  (+86-21) 3382-7052
email:  zhaoyiming188@pingan.com.cn

(with a copy to

Paul Hastings LLP,
43/F, Jing An Kerry Center Tower II,
Shanghai 200040,
People’s Republic of China.
Attention:  Jia Yan
fax:  (+86-21) 6103-2990)
email:  jiayan@paulhastings.com

If to the Seller:

Telstra Holdings Pty Limited,
43/F One Island East,
18 Westlands Road, Quarry Bay,
Hong Kong.
Attention:  Simon J. Brookes, General Counsel, International and New Business, Telstra International Group
email:  simon.j.brookes@team.telstra.com

(with a copy to:

Sullivan & Cromwell,
Level 32,
101 Collins Street,
Melbourne, Victoria 3000
Australia.
Attention:  Robert Chu
fax:  (+61-3) 9654-2422)
email:  chur@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally, three (3) Business Days after deposit in the mail if sent by registered or certified mail, or upon confirmation of successful transmission if sent by facsimile or e-mail; provided, that if given by facsimile or e-mail, such notice, request, instruction or other document shall be confirmed by the receiving party within one (1) Business Day of receipt by dispatch pursuant to one of the other methods described herein or on the next Business Day after deposit with an overnight courier.

6.6                               Entire Agreement.  This Agreement (including any exhibits and schedules hereto) constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof.  EACH PARTY AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE PURCHASER NOR THE SELLER MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY

DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTION, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING; PROVIDED, HOWEVER, THAT NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD.  NO PARTY SHALL BE BOUND BY, OR BE LIABLE FOR, ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENT OF INTENTION NOT CONTAINED HEREIN.

6.7                               Confidentiality.

(a)                                 Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose any information provided by the other Party or the Company (whether oral, written or in any other form), which the other Party or the Company has provided prior to the date of this Agreement or may provide to the Purchaser or, as the case may be, the Seller or its Affiliates and its and their respective Representatives subsequent to the date of this Agreement, and any information derived by the Purchaser, the Seller, their respective Affiliates or its and their respective Representatives from such information, including the existence and terms and conditions of this Agreement (collectively, the “Confidential Information”).  Confidential Information shall not include information that:

(i)                                     is publicly available or becomes publicly available without the breach of any obligations of confidentiality by the receiving Party;

(ii)                                was in possession of the receiving Party, having been acquired without the breach of any obligations of confidentiality, prior to it being furnished to the receiving Party; or

(iii)                             was independently and lawfully acquired by the receiving Party without the breach of any obligations of confidentiality.

(b)                                 Each Party may disclose Confidential Information to its Affiliates and its and their respective Representatives subject to the condition that they:

(i)                                     need to know the Confidential Information for purposes of the activities contemplated by this Agreement;

(ii)                                  are informed of the confidential nature of the Confidential Information; and

(iii)                               are bound by confidentiality obligations to the same extent as set forth in this Section 6.7.

(c)                                  If a Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it shall provide the other Party with prompt prior written notice and may disclose only that portion of the Confidential Information that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded to such Confidential Information; provided, that the failure to obtain such assurance of confidential treatment shall not limit or restrict any disclosures otherwise permitted under this Section 6.7.  If a Party is required by applicable securities laws or rules or regulations of each stock exchange upon which the securities of a Party or the Company are listed or pursuant to a request by any other regulatory or Governmental Entity in any jurisdiction to disclose any of the Confidential Information, such Party shall as far as reasonably practicable, and to the extent permitted by law, make such disclosure only after prior consultation with the other Party and after giving the other Party a reasonable opportunity to comment on the proposed disclosure.

(d)                                 All Confidential Information provided by a Party shall be and shall remain the property of such Party or, as the case may be, the Company.  Each Party shall, and shall cause its Affiliates and its and their respective Representatives to, subject to applicable Laws, within ten (10) days following a request by the other Party, return to such Party all Confidential Information and all reproductions of Confidential Information, or promptly destroy such Confidential Information or reproductions thereof in any form (except that if such Confidential Information or any reproduction thereof is in the electronic form, a Party shall only be required to destroy such Confidential Information or any reproduction thereof to the extent permitted by applicable Laws and reasonably practicable) and deliver to the other Party a certificate signed by a senior officer of the receiving Party confirming compliance with this Section 6.7.  In the case of such Confidential Information that is not returned or destroyed, the Purchaser shall continue to keep such information confidential pursuant to the terms of this Section 6.7 and shall not use such Confidential Information for purposes other than the compliance with such Laws.

6.8                               No Third-Party Beneficiaries.  Each Party hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Persons other than the Parties any rights or remedies hereunder, including the right to rely upon the representations, warranties and indemnities set forth herein.

6.9                               Definitions.  Each of the terms set forth in Annex A is defined in the section of this Agreement set forth opposite such term.

6.10                        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

6.11                        Interpretation; Construction.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to an annex, exhibit, section or schedule, such reference shall be to an annex, exhibit, section or schedule to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b)                                 The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

6.12                        Assignment.  No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that the Purchaser may assign any and all of its rights under this Agreement to one or more of its wholly-owned Subsidiaries (but no such assignment shall relieve the Purchaser of any of its obligations hereunder).  Any purported assignment in violation of this Agreement is void.

6.13                        Fulfillment of Obligations.  Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Telstra Holdings Pty Limited

By:	/s/ Simon Brookes
Name: Simon Brookes
Title: Deputy Group General Counsel

Yun Chen Capital Cayman

By:
Name:
Title:

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

Telstra Holdings Pty Limited

By:
Name:
Title:

Yun Chen Capital Cayman

By:	/s/ Dong Liu
Name: Dong Liu
Title: Director

[Signature Page to Share Purchase Agreement]

ANNEX A

DEFINITIONS

Terms	Section

Affiliate	3.1(b)(i)
Agreement	Preamble
Arbitration Rules	6.4(b)
Arbitrator	6.4(b)
Authorization	2.4(a)
Basket Amount	5.2(b)(ii)
Books and Records	4.2(a)
Business Day	1.3
Claim Notice	5.4(a)
Closing	1.3
Closing Date	1.3
Company	Recitals
Confidential Information	6.7(a)
control	3.1(b)(ii)
Covenant Indemnification Cap	5.2(b)(i)(C)
Cross Receipt	1.4(a)(ii)
Filings	2.4(a)
Final Determination	5.7
Fraud Cap	5.2(b)(i)(D)
Fundamental Representation	5.1
Fundamental Representation Indemnification Cap	5.2(b)(i)(A)
General Representation Indemnification Cap	5.2(b)(i)(B)
Governmental Entity	2.4(a)
HKIAC	6.4(b)
Indemnified Party	5.3(a)
Indemnifying Party	5.4(a)
Instrument of Transfer	1.4(a)(i)
knowledge of the Purchaser	3.3(a)
knowledge of the Seller	2.4(a)
Law	1.3
Lien	2.1(a)
Losses	5.2(a)
Non-Fundamental Representation	5.1
Notice Period	5.4(a)
Outgoing Director	1.4(a)(iii)
Party	Preamble
Person	2.1(b)
PRC	3.3(a)
Public Notice 7	2.4(a)
Purchase Price	1.2

Terms	Section

Purchaser	Preamble
Purchaser Indemnified Parties	5.2(a)
Representatives	6.2
Sale Shares	Recitals
SEC	2.4(a)
Securities Act	2.5
Seller	Preamble
Seller Indemnified Parties	5.3(a)
Subsidiary	3.1(b)(iii)
Tax Authority	4.2(c)(i)
Tax Return	4.2(c)(ii)
Taxes	4.2(c)(iii)
Third-Party Claim	5.4(a)
Transaction	Recitals

SCHEDULE 1

Transferred Shares

Purchaser	Number of Sale Shares	Price Per Sale Share		Purchase Price
Yun Chen Capital Cayman	7,420,820	US$	29.30	US$	217,430,026.00

SCHEDULE 2

Transaction Information

1.              The entry by the Parties into this Agreement.

2.              The date of this Agreement.

3.              The Closing Date.

4.              The Parties to this Agreement are Telstra Holdings Pty Limited, a subsidiary of Telstra Corporation Limited, and Yun Chen Capital Cayman.

5.              Pursuant to this Agreement, Telstra Holdings Pty Limited agreed to sell 7,420,820 Class A Ordinary Shares of the Company to Yun Chen Capital Cayman.

6.              Immediately following the Closing, (a) Telstra Holdings Pty Limited will hold zero Class A Ordinary Shares; (b) Yun Chen Capital Cayman and its Affiliates will hold 61,824,328 Class A Ordinary Shares; and (c) Paul Tyler, a director of the Company, being the nominee of Telstra Holdings Pty Limited to the board of directors of the Company, has resigned from the board of the Company effective upon the Closing.

7.              The price per Sale Share and the Purchase Price.

EXHIBIT A

FORM OF INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED	US$217,430,026.00	(amount)

Telstra Holdings Pty Limited		(transferor)

hereby sells, assigns and transfers unto	Yun Chen Capital Cayman	(transferee)
of	c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, KY1-1104	(address)

7,420,820 Class A ordinary shares		(number of shares)

in the capital of	Autohome Inc. (incorporated in the Cayman Islands)	(name of company)

Dated this

In the presence of:	Name:
Title:

(Witness)	For and on behalf of

Telstra Holdings Pty Limited

(Transferor)

In the presence of:	Name:
Title:

(Witness)	For and on behalf of

Yun Chen Capital Cayman

(Transferee)

EXHIBIT B

FORM OF CROSS RECEIPT

[DATE]

Ladies and Gentlemen:

Reference is made to the share purchase agreement, dated as of February [•], 2017 (the “SPA”), by and between Telstra Holdings Pty Limited (the “Seller”) and Yun Chen Capital Cayman (the “Purchaser”) pursuant to which the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, 7,420,820 Class A ordinary shares (the “Sale Shares”) of Autohome Inc.  Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the SPA.

The Seller hereby acknowledges receipt of US$217,430,026.00 via wire transfer as full consideration for the Sale Shares transferred under the SPA.  The Seller hereby confirms that as a result of such payment, all of the Sale Shares transferred by the Seller to the Purchaser pursuant to the SPA have been fully paid for, and the Purchaser’s payment obligations under the SPA in respect of the Sale Shares have been fully discharged.

The Purchaser hereby acknowledges the transfer and delivery by the Seller of the Sale Shares to the Purchaser, as evidenced by the instrument of transfer duly executed by the Seller in favor of the Purchaser, dated as of February [•], 2017.  The Purchaser hereby confirms that as a result of the such transfer, all of the Sale Shares required to be transferred by the Seller to the Purchaser pursuant to the SPA have been so transferred and that the Seller’s transfer and delivery obligations under the SPA in respect of the Sale Shares have been fully discharged.

Telstra Holdings Pty Limited

By:
Name:
Title:

Yun Chen Capital Cayman

By:
Name:
Title:

EXHIBIT C

FORM OF RELEASE LETTER

The Board of Directors

Autohome Inc.

10th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing 100080

The People’s Republic of China

[DATE]

Dear Sirs and Mesdames,

Reference is made to the resignation notice dated as of February [•], 2017, given by me to the registered office provider of the Company.

Pursuant to Section 1.4(a)(iv) of that certain Share Purchase Agreement (the “Purchase Agreement”), dated February [•], 2017 by and between Telstra Holdings Pty Limited (“Telstra”) and Yun Chen Capital Cayman (the “Purchaser”), it is one of the closing deliverables under the Purchase Agreement that I enter into this Release.  I agree and acknowledge that I will benefit, either directly or indirectly, from the transactions contemplated by the Purchase Agreement and that I intend by signing this Release to induce the Purchaser to consummate the transaction contemplated by the Purchase Agreement.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Purchase Agreement of which I have been provided a copy.

Subject to the Closing occurring and in consideration of the Purchaser performing its obligations under the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by me, I, on behalf of my heirs, executors, beneficiaries and assigns, hereby release and forever discharge Autohome Inc. (the “Company”), the Purchaser and each of their current and former, direct and indirect parents, subsidiaries, brother-sister companies, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting through, under or in concert with any of the persons or entities listed in this section, and their successors (each a “Released Party” and collectively the “Released Parties”) of and from any all commitments, indebtedness, suits, demands, obligations, actions, promises, damages, costs, expenses, fees and liabilities, whether asserted, unasserted, absolute, contingent, known or unknown, or otherwise, of every kind and nature, including, without limitation, all claims and causes of action both in law and equity, in any forum, venue or jurisdiction, whether federal, state, local, administrative, regulatory or otherwise (collectively, “Claims”), which except as provided below, I have ever had, now have, or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date I sign this Release, may have against any Released Party with respect to my capacity as a member of the board of directors of the Company or otherwise (whether or not such Claim could be made prior to, on or after the Closing Date).

Notwithstanding anything herein to the contrary, solely with respect to any liability incurred as a director of the Company, this letter shall not release or waive: (i) indemnification in accordance with applicable laws and the Articles of Association of the Company, including any right to contribution, in accordance with their terms as in effect from time to time; (ii) any right that I may have pursuant to any applicable directors and officers insurance policy; (iii) any right that I may have to obtain contribution as permitted by law in the event of entry of judgment; (iv) any Claims arising after the date on which I sign this Release; or (v) any Claims that cannot be waived or released under applicable Law.

This letter constitutes the sole and entire understanding between myself and the Released Parties or any of them with respect to the subject matter hereof and supersedes all prior oral or written agreements between myself and the Released Parties or any of them or representations by me or the Released Parties, with respect to the subject matter hereof.

To the maximum extent permitted by the laws of the Cayman Islands, this letter and all matters arising out of or relating to this letter shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to any choice or conflict of law provision or rule therein.

Yours faithfully,

[NAME OF DIRECTOR]